As filed with the Securities and Exchange Commission on October 1, 2004

Registration No. 333-119103

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERTICALNET, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	7372	23-2815834
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

400 Chester Field Parkway

Malvern, Pennsylvania 19355

(610) 240-0600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christopher G. Kuhn

Vice President, General Counsel and Secretary

400 Chester Field Parkway

Malvern, Pennsylvania 19355

(610) 240-0600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

9,375,000 Shares

VERTICALNET, INC.

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 9,375,000 shares of common stock, 8,100,000 of which are outstanding and 1,275,000 of which may be issued as the result of the exercise of warrants held by selling shareholders.

The selling shareholders may offer for resale through this prospectus the shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the resale of the common stock offered through this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol “VERT.” The last reported sale price of the shares on September 27, 2004 was $1.12 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

RISK FACTORS BEGIN ON PAGE 2.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2004

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and may not contain all the information that is important to you.

Our Company

We are a provider of Supply Management solutions to Global 2000 companies. We provide a full scope of Supply Management software, services, and domain expertise in areas that include: Program Management, Spend Analysis, eSourcing, Contract Management, and Supplier Performance Management. Our solutions provide our clients with the visibility, insight, and control required to identify, realize, and sustain value from supply management initiatives.

In addition to traditional software installation and ASP hosting, we offer the majority of our software products via an “On-Demand” delivery model. On-Demand delivery enables our customers to pay a single annual fee that includes software license, maintenance, application hosting, customer/community support and training. We believe that our On-Demand delivery model mitigates the software implementation costs for our customers, and reduces the obstacles to a successful supply management initiative.

In addition to implementation services, we provide customers with supply management business process consulting, primarily in the areas of Spend Analysis and Advanced Sourcing. In addition to our packaged applications and implementation services, we offer custom software development for customers that desire to build additional supply management capabilities.

About Verticalnet

Principal Executive Offices:	Internet Address:
Verticalnet, Inc. 400 Chester Field Parkway Malvern, Pennsylvania 19355 Phone: (610) 240-0600	www.verticalnet.com (Information contained on our Web site is not a part of this prospectus)

RISK FACTORS

We may require additional capital for our operations and obligations, and, as a result, we are exploring alternatives to preserve and enhance value.

Although, based on our most recent projections, we believe our current level of liquid assets and the expected cash flows from contractual revenue arrangements will be sufficient to finance our capital requirements and anticipated operating losses through at least the next twelve months, any projection of future long-term cash needs and cash flows are inherently subject to uncertainty. There is no assurance that our resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements during this period. We may need, or find it advantageous, to raise additional funds in the future to fund our growth, pursue sales and licensing opportunities, develop new or enhanced products and services, respond to competitive pressures, or acquire complementary businesses, technologies, or services.

If we are ultimately unable, for any reason, to receive cash payments expected from our customers, our business, financial condition, and results of operations will be materially and adversely affected.

We may not generate an operating profit.

As of June 30, 2004, our accumulated deficit was approximately $1.2 billion. We may never again generate an operating profit or, even if we do become profitable from operations at some point, we may be unable to sustain that profitability.

We generate most of our revenues and accounts receivable from two customers.

For the six months ended June 30, 2004, two customers accounted for $7.0 million or 63% of our total revenues. Any termination of our professional services by either of these customers could have a material adverse effect on our business, operating results, and financial conditions.

As of June 30, 2004, these two customers accounted for $3.8 million of our accounts receivable balance. As of August 31, 2004, approximately $55,000 of the June 30, 2004 balance for these two customers remains outstanding. Although we have had a successful collection history with these two customers, and do not foresee any collection issues, there can be no assurance that we will be able to collect these outstanding balances.

We have contractual obligations to provide consulting services over many periods.

We maintain a professional services and consulting workforce to fulfill contracts that we enter into with our customers that may extend to multiple periods. Our profitability is largely a function of performing against customer contractual arrangements within the estimated costs to perform these obligations. If we exceed these estimated costs, our profitability under these contracts may be negatively impacted. In addition, if we are not able to obtain sufficient work to keep all of our professionals on revenue generating projects, our business, financial condition, and results of operations may be adversely affected.

If we fail to meet client expectations in the performance of our services, our business could suffer.

Our failure to meet client expectations in the performance of our services, including the quality, cost, and timeliness of our services, may adversely affect our ability to attract and retain clients. If a client is not satisfied with our services, we will generally spend additional human and other resources at our own expense to ensure client satisfaction. Such expenditures will typically result in a lower margin on such engagements and could materially adversely affect our business, financial condition, and results of operations.

We may be unable to maintain our listing on the Nasdaq Stock Market, which could cause our stock price to fall and decrease the liquidity of our common stock.

Our common stock is currently listed on the Nasdaq SmallCap Market. A continued listing on the Nasdaq SmallCap Market requires us to meet certain qualitative standards, including maintaining a certain number of independent Board members and independent Audit Committee members, and certain quantitative standards, including that we maintain $2.5 million in shareholders’ equity and that the closing price of our common stock not be less than $1.00 per share for 30 consecutive trading days. Our stock closed above $1.00 on September 27, 2004.

We expect to remain in compliance with Nasdaq’s listing qualifications for continued listing of our stock. However, there can be no assurance that we will continue to be able to meet the all qualitative and quantitative listing qualifications in the future. In the event we do not meet such listing qualifications, our common stock could be subject to delisting from the Nasdaq SmallCap Market.

If our stock is delisted from the Nasdaq Stock Market or our share price declines significantly, then our stock may be deemed to be penny stock.

If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. Because of these additional obligations, some brokers may be unwilling to effect transactions in our stock. This could have an adverse effect on the liquidity of our common stock and the ability of investors to sell their stock. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared prior to any transaction involving a penny stock and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

If our stock is delisted from the Nasdaq Stock Market, we may be unable to license our products and sell our services to prospective or existing customers.

If our stock is delisted, our prospective and existing customers may lose confidence that we can continue as a viable business to provide support necessary to further develop our solution and provide ongoing maintenance and consulting services. Prospective and existing customers could consider alternative solutions or significantly reduce the value they are willing to pay for our solution to compensate for the potential added risk to their business. If our stock is delisted, our ability to meet our revenue goals could be adversely impacted, resulting in deterioration of the financial condition of our business.

Our success depends on our ability to retain key management and experienced software personnel, whom we may not be able to retain.

We believe that our success depends on the continued employment of our senior management team and on maintaining a highly trained staff. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our success could be materially adversely affected. If we are unable to retain our personnel, it could limit our ability to service our customers and design and develop products, which could reduce our attractiveness to potential customers, investors, or acquirers.

We may not be able to hire or retain enough additional personnel to meet our hiring needs.

Our success also depends on having highly trained professional services and development personnel. We may need to hire additional personnel if our business grows. A shortage in the number of trained consultants and developers could limit our ability to implement our software if we are able to license software to new customers or if our present customers ask us to perform more services for them. Competition for personnel, particularly for employees with technical expertise, could be strong. Our business, financial condition, and operating results will be materially adversely affected if we cannot hire and retain suitable personnel.

Fluctuations in our quarterly operating results may cause our stock price to decline.

Our quarterly operating results are difficult to forecast and could vary significantly. If our operating results in a future quarter or quarters do not meet the expectations of securities analysts or investors, the price of our common stock may fall. Our quarterly operating results will be substantially dependent on software licenses and professional services booked and delivered in that quarter. Any delay in the recognition of revenue for any of our license transactions or professional services could cause significant variations in our quarterly operating results and could cause our revenues to fall significantly short of anticipated levels. We also expect that our quarterly operating results will fluctuate significantly due to other factors, many of which are beyond our control, including:

•	anticipated lengthy sales cycle for our products;

•	the size and timing of individual license transactions;

•	intense and increased competition in our target markets;

•	our ability to develop, introduce, and bring to market new products and services, or enhancements to our existing products and services, on a timely basis; and

•	risks associated with past acquisitions.

If we are able to grow our business, we may not be able to manage the growth successfully.

If we are able to grow our business, such growth could place a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees. In addition, we may not be able to limit our exposure to non-creditworthy customers.

We may seek to acquire another business or raise additional capital, which could dilute the ownership of our existing shareholders.

We may seek to grow our business by acquiring another business. In addition, we may seek to raise additional capital. We may incur debt or issue equity securities to pay for acquisitions or to raise additional capital, which may be dilutive to our existing shareholders.

New versions and releases of our products may contain errors or defects.

Our enterprise software products may contain undetected errors or failures when first introduced or as new versions are released. This may result in loss of, or delay in, market acceptance of our products. Errors in new releases and new products after their introduction could result in delays in release, lost revenues, and customer frustration during the period required to correct these errors. We may in the future discover errors and defects in new releases or new products after they are shipped or released.

We utilize third-party software that we incorporate into and include with our products and solutions, and impaired relations with these third-parties, defects in third-party software, or their inability or failure to enhance their software over time could have a material adverse effect on our operating performance and financial condition.

We incorporate and include third-party software into and with our products and solutions. We are likely to incorporate and include additional third-party software into and with our products and solutions as we expand our product offerings. If our relations with any of these third-party software providers become impaired, and if we are unable to obtain or develop a replacement for the software, our business could be harmed. Our products may be impacted if errors occur in the third-party software that we utilize. It may be more difficult for us to correct any defects in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third-parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software.

We have begun to shift a significant portion of our product development operations to India, which poses significant risks.

Since September 2003, an unrelated third-party has provided us with software development services in Bangalore, India. We have continued to increase the proportion of our product development work being performed by contractors in India in order to take advantage of cost efficiencies associated with India’s lower wage scale. However, we may not achieve the cost savings and other benefits we anticipate from this program and we may not be able to find sufficient numbers of developers with the necessary skill sets in India to meet our needs. We have a heightened risk exposure to changes in the economic, security, and political conditions of India. Economic and political instability, military actions, and other unforeseen occurrences in India could impair our ability to develop and introduce new software applications and functionality in a timely manner, which could put our products at a competitive disadvantage whereby we lose existing customers and fail to attract new customers.

Our target markets are evolving and characterized by rapid technological change, which we may not be able to keep pace with.

The markets for our products and services are evolving and characterized by rapid technological change, changing customer needs, evolving industry standards, and frequent new product and service announcements. The introduction of products employing new technologies and emerging industry standards could render our existing products or services obsolete or unmarketable. If we are unable to respond to these developments successfully or do not respond in a cost-effective way, our business, financial condition, and operating results will suffer. To be successful, we must continually improve and enhance the responsiveness, services, and features of our enterprise software products and introduce and deliver new product and service offerings and new releases of existing products. We may fail to improve or enhance our software products or introduce and deliver new releases or new offerings on a timely and cost-effective basis or at all. If we experience delays in the future with respect to our software products, or if our improvements, enhancements, offerings, or releases to these products do not achieve market acceptance, we could experience a delay or loss of revenues and customer dissatisfaction. Our success will also depend in part on our ability to acquire or license third-party technologies that are useful in our business, which we may not be able to do.

We may ultimately be unable to compete in the markets for the products and services we offer.

The markets for our enterprise software products and services are intensely competitive, which may result in low or negative profit margins and difficulty in achieving market share, either of which could seriously harm our business. We expect the intensity of competition to increase. Our enterprise software products and services face competition from software companies whose products or services compete with a particular aspect of the solution we provide, as well as several major enterprise software developers and consulting firms. Many of our competitors have longer operating histories, greater brand recognition, and greater financial, technical, marketing, and other resources than we do, and may have well-established relationships with our existing and prospective customers. This may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships, and other initiatives. Our competitors may also develop products or services that are superior to or have greater market acceptance than ours. If we are unable to compete successfully against our competitors, our business, financial condition, and operating results would be negatively impacted.

We have had decreases in the fair value, and in some cases a complete loss, of our equity investments.

As of June 30, 2004 and December 31, 2003, we held cost method investments with a carrying value of $606,000. We may never realize any return on our equity interests that we continue to hold, and we may suffer a complete loss on these interests, which could materially and adversely affect our business, financial condition, and operating results.

If we do not develop the “Verticalnet” brand in the supply management solution industry, our revenues might not increase.

We must establish and continuously strengthen the awareness of the “Verticalnet” brand in the supply management solution industry. If our brand awareness as a maker of supply management solution software does not develop, or if developed, is not sustained as a respected brand, it could decrease the attractiveness of our products and services to potential customers, which could result in decreased revenues.

We may not be able to protect our proprietary rights and may infringe the proprietary rights of others.

Proprietary rights are important to our success and our competitive position. We may be unable to register, maintain, and protect our proprietary rights adequately or to prevent others from claiming violations of their proprietary rights. Although we file copyright registrations for the source code underlying our software, enforcement of our rights might be too difficult and costly for us to pursue effectively. We have filed patent applications for the proprietary technology underlying our software, but our ability to fully protect this technology is contingent upon the ultimate issuance of the corresponding patents. Effective patent, copyright, and trade secret protection of our software may be unavailable or limited in certain countries.

Several lawsuits have been brought against us and the outcome of these lawsuits is uncertain.

Several lawsuits have been brought against us and the underwriters of our stock in our initial public offering. These lawsuits allege, among other things, that the underwriters engaged in sales practices that had the effect of inflating our stock price, and that our prospectus for that offering was materially misleading because it did not disclose these sales practices. A lawsuit has also been brought against us alleging damages from delays in registering stock issued in connection with an acquisition we made in March 2000. We intend to vigorously defend against these lawsuits. No assurance can be given as to the outcome of these lawsuits.

Shares eligible for future sale by our current or future shareholders may cause our stock price to decline.

If our shareholders or option and warrant holders sell substantial amounts of our common stock in the public market, including shares issued in completed or future acquisitions or upon the exercise of outstanding options and warrants, then the market price of our common stock could fall. In addition to the shares of common stock covered by this registration statement, as of June 30, 2004, the holders of 2,476,192 shares of common stock and warrants to purchase 62,703 shares of common stock have demand and/or piggyback registration rights. The exercise of such rights could adversely affect the market price of our common stock. We also have filed a shelf registration statement to facilitate our acquisition strategy, as well as registration statements to register shares of common stock under our stock option and employee stock purchase plans. Shares issued pursuant to existing or future shelf registration statements, upon exercise of stock options and warrants, and in connection with our employee stock purchase plan will be eligible for resale in the public market without restriction.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

Verticalnet is a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. Our articles of incorporation provide that our Board of Directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third party to acquire us.

Our common stock price is likely to remain highly volatile.

The market for stocks of technology companies has been highly volatile since our initial public offering in 1999. Throughout this period, the market price of our common stock has reached extreme highs and lows, and our daily trading volume has been, and will likely continue to be, highly volatile. Investors may not be able to resell their shares of our common stock following periods of price or trading volume volatility because of the market’s adverse reaction to such volatility. Factors that could cause volatility in our stock price and trading volume, in some cases regardless of our operating performance, include, among other things:

•	general economic conditions, including suppressed demand for technology products and services;

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations;

•	new products or services;

•	changes in the market valuations of other software or technology companies;

•	failure to meet analysts’ or investors’ expectations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, or joint ventures;

•	our cash position and cash commitments;

•	our prospects for enterprise software sales and new customers; and

•	additions or departures of key personnel.

Acquisitions may disrupt or otherwise have a negative impact on our business.

We have made, and plan to continue to make, investments in complementary companies, technologies, and assets. Future and past acquisitions are subject to the following risks:

•	acquisitions may cause a disruption in our ongoing business, distract our management and other resources, and make it difficult to maintain our standards, controls, and procedures;

•	we may acquire companies in markets in which we have little experience;

•	we may not be able to successfully integrate the services, products, and personnel of any acquisition into our operations;

•	we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for the acquisitions; and

•	our acquisitions may not result in any return on our investment and we may lose our entire investment.

Interruptions or delays in service from our third-party Web hosting facility could impair the delivery of our service and harm our business.

We provide our service through computer hardware that is currently located in a third-party Web hosting facility in Dulles, Virginia operated by ServerVault, Inc. We do not control the operation of this facility, and it may be subject to damage or interruption from floods, fires, power loss, telecommunications failures and similar events. It may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at the facility, the occurrence of a natural disaster, a decision to close the facility without adequate notice or other unanticipated problems at the facility could result in lengthy interruptions in our service. In addition, the failure by ServerVault to provide our required data communications capacity could result in interruptions in our service.

If our security measures are breached and unauthorized access is obtained to a customer’s data, our on-demand applications may be perceived as not being secure and customers may curtail or stop using our service.

Our on-demand supply management application model involves the storage, analysis and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss or corruption of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, an unauthorized party obtains access to one or more of our customers’ data, our reputation could be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage computer systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. While we are not aware of any such breach, if an actual or perceived breach of our security occurs, the perception by existing or potential customers of the effectiveness of our security measures could be harmed and we could lose sales and customers.

If the third-party software we use to support and enable our applications is subject to intrusion or corruption by third parties, our applications could become unstable or unavailable to our customers.

We use third-party software to support or enable our applications which may be subject to intrusion or corruption by third parties, which may render our on-demand applications unstable or unavailable to our customers. While we are not aware of any such intrusion, if an actual or perceived intrusion or corruption of our applications or third-party software which we use to support or enable our applications occurs, and our applications become unstable or unavailable, the perception by existing or potential customers of our applications could be harmed and we could lose sales and customers.

If our on-demand application model is not widely accepted, our operating results will be harmed.

We expect to derive a portion of our revenue from subscriptions to our on-demand applications. As a result, widespread acceptance of our on-demand supply management applications is critical to our future success. Factors that may affect market acceptance of our on-demand applications include:

•	potential reluctance by enterprises to migrate to an on-demand application model;

•	the price and performance of our on-demand applications;

•	the level of customization we can offer;

•	the availability, performance and price of competing products and services; and

•	potential reluctance by enterprises to trust third parties to store and manage their internal data.

Many of these factors are beyond our control. The inability of our on-demand applications model to achieve widespread market acceptance would harm our business.

Because we will recognize revenue from subscriptions for our applications over the term of the subscription, downturns or upturns in sales may not be immediately reflected in our operating results.

We will recognize a portion of our revenue from subscription customers monthly over the terms of their subscription agreements, which are typically 12 to 24 months, although terms can range from one to 60 months. As a result, a portion of the revenue we report in each quarter will be deferred revenue from subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not necessarily be fully reflected in the revenue in that quarter and will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect these reduced revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our service may not be fully reflected in our results of operations until future periods. Our subscription model will also make it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

We do not have an adequate history with our subscription model to predict the rate of customer subscription renewals and the impact these renewals will have on our revenue or operating results.

Our customers have no obligation to renew their subscriptions for our service after the expiration of their initial subscription period and some customers have elected not to do so. In addition, our customers may not renew unless we offer lower prices or agree to reduce the number of users. We have limited historical data with respect to rates of customer subscription renewals, so we cannot accurately predict customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their dissatisfaction with our applications or the customers’ ability to continue their operations and spending levels. If our customers do not renew their subscriptions for our supply management applications, our revenue may decline and our business will suffer.

Our future success also depends in part on our ability to sell modules, additional applications, or additional services to our current customers. This may require increasingly sophisticated and costly sales efforts that are targeted at our customers’ senior management. If these efforts are not successful, our business may suffer.

Any failure to adequately expand our direct sales force will impede our growth.

We expect to be substantially dependent on our direct sales force to obtain new customers, particularly large enterprise customers, and to manage our customer base. We believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take more than a year before they achieve full productivity. Our recent hires and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we are unable to hire and develop sufficient numbers of productive sales personnel, sales of our products and services will suffer.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K and amendments thereto. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” on page 2 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered through this prospectus.

SELLING SHAREHOLDERS

Verticalnet issued 3,000,000 shares of its common stock and warrants to purchase 1,200,000 shares of common stock in a private placement of securities that closed on August 5, 2004. Messrs. Corbett, Shemano and Cush received warrants to purchase an aggregate of 75,000 shares of common stock as consideration for acting as placement agent in the private placement. On July 19, 2004, B2eMarkets, Inc. merged with and into Popcorn Acquisition Sub, Inc., a wholly-owned direct subsidiary of Verticalnet, pursuant to an agreement and plan of merger by and among Verticalnet, B2eMarkets, Inc. and Popcorn Acquisition Sub, Inc. Pursuant to the terms of the merger agreement, Verticalnet issued to the former holders of preferred stock of B2eMarkets, Inc. an aggregate of 5,100,000 shares of Verticalnet common stock which are being registered hereunder. Each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended. Verticalnet has agreed with each selling shareholder to file a registration statement to register for resale the shares of common stock set forth below. Except as noted in the footnotes below, none of the selling shareholders has held any position or office with Verticalnet or any of its predecessors or affiliates within the last three years or has had a material relationship with Verticalnet or any of its predecessors or affiliates within the past three years other than as a result of the ownership of our shares or other securities. Shares may also be sold by donees, pledgees and other transferees or successors in interest of the selling shareholders.

The following table sets forth information, as of September 27, 2004, with respect to each selling shareholder. The information below is based on information provided by or on behalf of the selling shareholders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The percentage of ownership for the selling security holders disclosed in this table is based on 33,970,250 shares of common stock outstanding as of September 27, 2004, which includes the 5,100,000 shares of common stock issued to the former holders of preferred stock of B2eMarkets, Inc. in connection with the merger of B2eMarkets, Inc. with and into Popcorn Acquisition Sub, Inc., a wholly-owned subsidiary of Verticalnet. Both the number of shares listed as being offered by the selling security holders in the table and the holders’ respective percentages of share ownership after the offering are based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling security holders will own upon completion of this offering.

Name	Shares Beneficially Owned Before Offering			Shares Offered Hereby	Shares Beneficially Owned After Offering				Warrant Shares Offered Hereby(1)
	Number		Percentage		Number		Percentage
Former B2e Shareholders
Anthony Abrahams	392		*	392	—		—		—
Adaptive Trade, Inc.	97,785		*	66,570	31,215			*	—
Ascend Ventures, LP (2)	547,425		1.61%	547,425	—		—		—
Orville A. Bailey (3)	11,976		*	11,976	—		—		—
Michael Bajit	2		*	2	—		—		—
BBC Group, LLC (4)	17,059		*	17,059	—		—		—
Jean Carroll	31		*	31	—		—		—
Carthage B2E, LLC (5)	49,756		*	49,756	—		—		—
Carthage EPG, LLC (5)	383		*	383	—		—		—
Carthage Venture Fund LP (5)	312,478		*	312,478	—		—		—
CIBC WMC, Inc. (6)	1,056,530		3.11%	1,056,530	—		—		—
CIBC Capital Partners Technology Ventures, LLC (6)	679,034		2.00%	679,034	—		—		—
Concord Ventures II (Cayman), L.P.	132,822		*	132,822	—		—		—
Concord Ventures II (Israel), L.P.	33,373		*	33,373	—		—		—
Concord Ventures Advisors II (Cayman), L.P.	4,139		*	4,139	—		—		—
Concord Ventures Advisors II (Israel), L.P.	2,139		*	2,139	—		—		—
George Csefai	314		*	314	—		—		—
FBR Technology Venture Partners II, L.P. (7)	190,044		*	190,044	—		—		—
FBR Technology Venture Partners II (QP), L.P. (7)	763,680		2.25%	763,680	—		—		—
FBR TVP II Employees Fund, L.P. (7)	11,619		*	11,619	—		—		—
FBR TVP II Employees Fund II, L.P. (7)	16,431		*	16,431	—		—		—
FBR TVP II Employees Fund III, L.P. (7)	32,987		*	32,987	—		—		—
Paul Gorrell	314		*	314	—		—		—
Halo-B2eMarkets, LLC (8)	59,011		*	59,011	—		—		—
Hogan & Hartson, L.L.P.	3,788		*	3,788	—		—		—
Alfred Sharp	79		*	79	—		—		—
Steve Socolof	98		*	98	—		—		—
Syndicated Communications, Inc. (9)	614,644		1.81%	614,644	—		—		—
Syndicated Communications Venture Partners IV	447,263		1.32%	447,263	—		—		—
Bill Van Etten	382		*	382	—		—		—
Richard M. Waugh	4,826		*	4,826	—		—		—
Other Selling Shareholders (10)	40,411		*	40,411	—		—		—
Subtotal	5,131,215		15.11%	5,100,000	31,215			*	—

Private Placement Investors
Castle Creek Technology Partners LLC (11)	897,127	(12)	2.62%	450,000	447,127	(12)	1.31%		180,000
William Corbett (13)	—		—	—	—		—		35,000
Terrence Cush (13)	—		—	—	—		—		5,000
Cranshire Capital L.P. (14)	617,388	(15)	1.81%	500,000	117,388	(15)		*	200,000
Greenwich Growth Fund Limited (16)	150,000		*	150,000	—		—		60,000
RHP Master Fund, Ltd. (17)	248,078	(18)	*	200,000	48,078	(18)		*	80,000
Gary Shemano (13)	—		—	—	—		—		35,000
Whalehaven Capital LP (19)	100,000		*	100,000	—		—		40,000
Whalehaven Fund Limited (19)	100,000		*	100,000	—		—		40,000
WPG Select Technology Fund, L.P. (20)	164,984		*	164,984	—		—		65,994
WPG Select Technology Overseas Fund, Ltd. (20)	656,698		1.93%	656,698	—		—		262,679
WPG Select Technology QP Fund, L.P. (20)	678,318		2.00%	678,318	—		—		271,327
Subtotal	3,612,593	(21)	10.51%	3,000,000	612,593	(21)	1.78%		1,275,000
Total	8,743,808	(21)	25.44%	8,100,000	643,808	(21)	1.87%		1,275,000

*	Less than 1 percent.
(1)	The warrants have an exercise price of $1.25 per share. These warrants may be exercised at any time after 185 days after August 5, 2004 and before five (5) years after such initial exercise date.

(2)	Darryl E. Wash is the managing partner of Ascend Venture Group, LLC, the general partner of Ascend Ventures, LP. Mr. Wash became a member of the Board of Directors of Verticalnet, Inc. in August 2004.
(3)	Orville A. Bailey became the Executive Vice President, Corporate Strategy and Business Development of Verticalnet, Inc. on July 19, 2004.
(4)	Anthony D. Abrahams has voting and investment control over the securities held by BBC Group, LLC.
(5)	A. Anthony Gee, Steve Sallion and Charles Sheffield have voting and investment control over the securities held by Carthage B2E, LLC, Carthage EPG, LLC and Carthage Venture Fund LP.
(6)	An affiliate of CIBC WMC, Inc. and CIBC Capital Partners Technology Ventures, LLC acted as a financial advisor to B2eMarkets, Inc. in connection with the merger of B2eMarkets, Inc. with and into Popcorn Acquisition Sub, Inc., a wholly-owned direct subsidiary of Verticalnet, Inc.
(7)	Friedman, Billings, Ramsey Investment Management, Inc., a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc., a publicly-held company and registered broker-dealer, is the general partner of FBR Technology Venture Partners II, L.P., FBR Technology Venture Partners II (QP), L.P., FBR TVP II Employees Fund, L.P., FBR TVP II Employees Fund II, L.P. and FBR TVP II Employees Fund III, L.P. and has voting and investment control over the securities held by such entities.
(8)	Darryl E. Wash is the managing member of Halo-B2eMarkets, LLC. He became a member of the Board of Directors of Verticalnet, Inc. in August 2004.
(9)	Herbert P. Wilkins, Sr., Terry L. Jones and Duane C. McKnight have voting and investment control over the securities held by Syndicated Communications, Inc.
(10)	We have not identified the selling shareholders relating to these shares at this time. All of the shares held by these selling shareholders were issued in connection with the merger of B2eMarkets, Inc. with and into Popcorn Acquisition Sub, Inc., a wholly-owned direct subsidiary of Verticalnet, Inc. We intend to file a supplement to this prospectus to identify these selling shareholders prior to the sale of their shares.
(11)	As investment manager under a management agreement, Castle Creek Partners, LLC may exercise dispositive and voting power with respect to the shares owned by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Technology Partners LLC.
(12)	Includes warrants to purchase 200,000 shares of common stock at an exercise price of $1.35 per share, which expire on October 14, 2008. Also includes warrants to purchase 40,391 shares of common stock at an exercise price of $3.72 per share, which expire on January 23, 2009.
(13)	William Corbett is the Chief Executive Officer of the Shemano Group, a registered broker-dealer. Terrence Cush is an associate at the Shemano Group. Gary Shemano is the Chairman of the Shemano Group. The Shemano Group acted as placement agent in connection with Verticalnet’s sale of 3,000,000 shares of its common stock and warrants to purchase 1,200,000 shares of common stock in a private placement of securities that closed on August 5, 2004. Messrs. Corbett, Cush and Shemano each received warrants to purchase shares of common stock as consideration for acting as placement agent in the private placement.
(14)	Mitchell P. Kopin, the President of Downview Capital, Inc., the general partner of Cranshire Capital L.P., has voting and investment control over the securities held by Cranshire Capital L.P.
(15)	Includes warrants to purchase 96,000 shares of common stock at an exercise price of $1.20 per share, which expire on August 12, 2008. Also includes warrants to purchase 19,388 shares of common stock at an exercise price of $3.72 per share, which expire on January 23, 2009.

(16)	Evan Schemenauer, Jonathan Walk and Don Dunstan have voting and investment control over the securities held by Greenwich Growth Fund Limited.
(17)	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of Verticalnet’s common stock owned by the RHP Master Fund.
(18)	Includes warrants to purchase 40,000 shares of common stock at an exercise price of $1.35 per share, which expire on April 15, 2009. Also includes warrants to purchase 8,078 shares of common stock at an exercise price of $3.72 per share, which expire on January 23, 2009.
(19)	Evan Schemenauer, Arthur Jones and Jennifer Kelly have voting and investment control over the securities held by Whalehaven Capital LP and Whalehaven Fund Limited.
(20)	Ben Taylor and George Boyd have voting and investment control over the securities held by WPG Select Technology Fund, L.P., WPG Select Technology Overseas Fund, Ltd. and WPG Select Technology QP Fund, L.P.
(21)	Includes warrants to purchase an aggregate of 403,857 shares of common stock.

PLAN OF DISTRIBUTION

The selling shareholders of our common stock registered under this registration statement and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock registered hereunder.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements and schedule of Verticalnet, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements and schedule refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

The consolidated financial statements of Tigris Corp. as of December 31, 2003 and 2002, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of B2eMarkets, Inc. as of December 31, 2003 and 2002, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent auditors, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Verticalnet, Inc., any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

WHERE YOU CAN FIND MORE INFORMATION

The SEC permits us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended.

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

(c) Our Current Reports on Form 8-K, filed with the SEC on January 23, 2004, February 4, 2004 (other than information furnished pursuant to Item 12 of such Form 8-K and the related exhibit), February 17, 2004 (as amended April 13, 2004), April 7, 2004, July 21, 2004 (other than information furnished pursuant to Item 12 of such Form 8-K and the related exhibit), August 3, 2004 (as amended October 1, 2004), August 6, 2004 and October 1, 2004.

(d) The description of our common stock contained in a registration statement filed on Form 8-A under the Securities Exchange Act of 1934 filed on January 19, 1999, including any amendment or report filed for the purpose of updating such description.

If you request a copy of any or all of the documents incorporated by reference by written or oral request, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Verticalnet, Inc., 400 Chester Field Parkway, Malvern, Pennsylvania 19355, Attention: Christopher G. Kuhn, (610) 240-0600.

In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC: (1) Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and (2) Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our common stock is quoted on The Nasdaq SmallCap Market. Reports, proxy statements and other information concerning Verticalnet can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a Web site that contains all information filed electronically by us. The address of the SEC’s Web site is http://www.sec.gov.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

VERTICALNET, INC.

9,375,000 SHARES

OF COMMON STOCK

PROSPECTUS

October 1, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by Verticalnet, Inc.

Registration fee	$1,413
Printing fees	3,000
Legal fees	5,000
Accountants fees	10,000
Miscellaneous	2,000

Total	$21,413

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Amended and Restated Articles of Incorporation provide that pursuant to and to the extent permitted by Pennsylvania law, the Company’s directors shall not be personally liable for monetary damages for breach of any duty owed to the Company and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director, the provision also does not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws. The Company’s Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law. Pennsylvania law permits the Company to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Company to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

In general, any officer or director of the Company shall be indemnified by the Company against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Company, if the officer or director acted in good faith, and in a manner believed to be in or not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnification is not prohibited by Pennsylvania law or any other applicable law.

Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Company shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Company.

Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Company as authorized by our Bylaws.

The indemnification and advancement of expenses provided by, or granted pursuant to, Article 8 of our Bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person’s official capacity and as to action in another capacity while holding such office.

The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that power to do so has not been prohibited by Pennsylvania law, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a director or officer under Article 8 of our Bylaws is a contract between the Company and such director or officer and no modification or repeal of our Bylaws shall detrimentally affect such officer or director with regard to that person’s acts or omissions prior to such amendment or repeal.

The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 16. EXHIBITS.

(a) The following exhibits filed as part of this registration statement are as follows:

EXHIBITS

Exhibit Number	Description
4.1	Securities Purchase Agreement, dated as of August 4, 2004, among Verticalnet, Inc. and certain selling shareholders.*

4.2	Registration Rights Agreement, dated as of August 4, 2004, among Verticalnet, Inc. and certain selling shareholders.*

4.3	Form of Common Stock Purchase Warrant.*

4.4	Registration Rights Agreement, dated as of July 16, 2004, among Verticalnet, Inc. and certain selling shareholders.*

5.1	Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Goldstein Golub Kessler LLP.

23.3	Consent of Ernst & Young LLP.

23.4	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney.*

*	Previously filed.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which any offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

(4)	That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed by the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania as of October 1, 2004.

VERTICALNET, INC.

By:	/s/ NATHANAEL V. LENTZ
Nathanael V. Lentz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*Michael J. Hagan Michael J. Hagan	Chairman of the Board and Director	October 1, 2004

/s/ Nathanael V. Lentz Nathanael V. Lentz	President, Chief Executive Officer and Director (principal executive officer)	October 1, 2004

*Gene S. Godick Gene S. Godick	Executive Vice President and Chief Financial Officer (principal financial officer and accounting officer)	October 1, 2004

*Jeffrey C. Ballowe Jeffrey C. Ballowe	Director	October 1, 2004

*Robert F. Bernstock Robert F. Bernstock	Director	October 1, 2004

*Walter W. Buckley, III Walter W. Buckley, III	Director	October 1, 2004

Signature	Title	Date
*Vincent J. Milano Vincent J. Milano	Director	October 1, 2004

*John N. Nickolas John N. Nickolas	Director	October 1, 2004

*Gregory G. Schott Gregory G. Schott	Director	October 1, 2004

*Mark L. Walsh Mark L. Walsh	Director	October 1, 2004

*Darryl E. Wash Darryl E. Wash	Director	October 1, 2004

* By:	/s/ Christopher G. Kuhn
Power of Attorney